     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996
                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                     AETNA INC.                                 AETNA LIFE AND CASUALTY COMPANY
    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS        (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                       CHARTER)                                            CHARTER)
                     CONNECTICUT                                          CONNECTICUT
           (STATE OR OTHER JURISDICTION OF                      (STATE OR OTHER JURISDICTION OF
           INCORPORATION OR ORGANIZATION)                       INCORPORATION OR ORGANIZATION)
                     02-0488491                                           06-0843808
        (I.R.S. EMPLOYER IDENTIFICATION NO.)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)
                  LUCILLE NICKERSON                                    LUCILLE NICKERSON
       VICE PRESIDENT AND CORPORATE SECRETARY               VICE PRESIDENT AND CORPORATE SECRETARY
                     AETNA INC.                                 AETNA LIFE AND CASUALTY COMPANY
                151 FARMINGTON AVENUE                                151 FARMINGTON AVENUE
             HARTFORD, CONNECTICUT 06156                          HARTFORD, CONNECTICUT 06156
                   (860) 273-0123                                       (860) 273-0123
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S         NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
 PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)   PRINCIPAL EXECUTIVE OFFICES AND AGENT FOR SERVICE)

                            ------------------------
                           COPY OF CORRESPONDENCE TO:

         William J. Casazza                  Robert S. Risoleo                   Richard J. Sandler
  Aetna Life and Casualty Company           Sullivan & Cromwell                Davis Polk & Wardwell
       151 Farmington Avenue                  125 Broad Street                  450 Lexington Avenue
    Hartford, Connecticut 06156           New York, New York 10004            New York, New York 10017
           (860) 273-0123                      (212) 558-4000                      (212) 450-4000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

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- ----------------------------------------------------------------------------------------------------------------------------------
                                                                        PROPOSED              PROPOSED
TITLE OF EACH CLASS OF                           AMOUNT TO          MAXIMUM OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED                   BE REGISTERED(1)     PRICE PER UNIT(2)     OFFERING PRICE(2)     REGISTRATION FEE
- ----------------------------------------------------------------------------------------------------------------------------------
Debt Securities of Aetna Life and Casualty
  Company..................................   $1,450,000,000(4)           100%           $1,450,000,000(4)         $500,000
Guarantees of Debt Securities by Aetna
  Inc.(3)..................................
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- ----------------------------------------------------------------------------------------------------------------------------------

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.
(2) Estimated for the sole purpose of computing the registration fee.
(3) No separate consideration will be received for the Guarantees.
(4) Such amount represents the principal amount of any Debt Securities issued at their principal amount and the issue price, rather than the principal amount of any Debt Securities issued at an original issue discount.
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
                            ------------------------

     Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to $50 million and $500 million of securities registered and remaining unissued under Registration Statement Nos. 33-49543 and 33-50427, respectively, previously filed by Aetna
Life and Casualty Company, in respect of which $203,129 and $156,250, respectively, has been paid to the Commission as filing fees.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 28, 1996

                                     [LOGO]

                        AETNA LIFE AND CASUALTY COMPANY

                                DEBT SECURITIES

                        UNCONDITIONALLY GUARANTEED AS TO
                     PAYMENT OF PRINCIPAL, PREMIUM, IF ANY,
                                AND INTEREST BY

                                   AETNA INC.

     Aetna Life and Casualty Company, to be renamed Aetna Services, Inc. (the "Company"), may from time to time offer its debt securities (the "Debt Securities") which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities") in amounts, at prices and on terms to be determined at the time of offering. The Senior Debt Securities are unconditionally guaranteed (the "Senior Debt Guarantees") as to the payment of principal, premium, if any, and interest by Aetna Inc. ("Aetna") and the Subordinated Debt Securities are unconditionally guaranteed on a subordinated basis (the "Subordinated Debt Guarantees" and, together with the Senior Debt Guarantees, the "Debt Guarantees") as to the payment of principal, premium, if any, and interest by Aetna. Upon consummation of the mergers described under "Aetna Inc.", the Company will be a wholly-owned subsidiary of Aetna.

     The Debt Securities offered pursuant to this Prospectus may be issued in one or more series and will be limited to $2,000,000,000 aggregate public offering price (or its equivalent (based on the applicable exchange rate at the time of sale) in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, the specific title, aggregate principal amount, the denomination, whether such Debt Securities are secured or unsecured obligations, maturity, premium, if any, the interest rate (which may be fixed, floating or adjustable), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency in which the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, the initial public offering price and other special terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities and the Senior Debt Guarantees, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company and Aetna, respectively, and the Subordinated Debt Securities and the Subordinated Debt Guarantees, when issued, will be unsecured and will be subordinated in right of payment to all Senior Debt of the Company and Senior Debt of Aetna, respectively,

     The Prospectus Supplement will contain information concerning certain U.S. federal income tax considerations, if applicable to the Debt Securities offered.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Debt Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts are set forth in or may be calculated from the Prospectus Supplement with respect to such Debt Securities.
                            ------------------------

               The date of this Prospectus is             , 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, AETNA OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AND ITS SUBSIDIARIES, U.S. HEALTHCARE, INC. AND ITS SUBSIDIARIES OR AETNA AND ITS SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Aetna is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by Aetna can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information concerning Aetna may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company and Aetna have filed with the Commission a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities and Debt Guarantees offered hereby (the "Registration Statement"). This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and Aetna and the Debt Securities and Debt Guarantees offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission (File No. 1-5704) by the Company pursuant to the Exchange Act are incorporated by reference into this Prospectus:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

          2. The Company's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

          3. The Company's Current Reports on Form 8-K dated April 1, 1996, April 15, 1996 and June 28, 1996.

     The following documents previously filed with the Commission (File No. 0-11531) by U.S. Healthcare, Inc. ("U.S. Healthcare") pursuant to the Exchange Act are incorporated by reference into this Prospectus:

          1. U.S. Healthcare's Annual Report on Form 10-K for the year ended December 31, 1995.

          2. U.S. Healthcare's Amendments to its Annual Report on Form 10-K/A, dated April 26, 1996 and June 11, 1996.

          3. U.S. Healthcare's Quarterly Report on Form 10-Q for the three month period ended March 31, 1996.

          4. U.S. Healthcare's Current Report on Form 8-K dated April 2, 1996.

     All documents filed by Aetna, the Company or U.S. Healthcare with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Debt Securities shall hereby be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company and Aetna will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, Hartford CT 06156, telephone (860) 273-3977.

                        AETNA LIFE AND CASUALTY COMPANY

     The Company was organized in 1967 as a Connecticut insurance company. The Company and its subsidiaries constitute one of the nation's largest insurance and financial services organizations, centered around three core businesses:
Aetna Health Plans ("AHP"), Aetna Retirement Services ("ARS") and Aetna International.

     AHP consists of Health, Specialty Health and Group Insurance businesses. The Health business provides a full spectrum of managed care and traditional indemnity plans, providing its members with a choice of health plans to meet their individual needs. AHP's managed care products vary with respect to the extent to which health care costs and utilization are managed and range from preferred provider organization plans to point-of-service and health maintenance organization plans. The Company also owns and manages physician practices for use by its members and other consumers. Specialty Health products include behavioral health, pharmacy and dental plans, which provide managed care or indemnity features. The Group Insurance business provides life insurance, disability (including managed disability) and long-term care plans.

     AHP products and services are marketed primarily to employers for the benefit of employees and their dependents. Plans may be insured, whereby the Company assumes all or a portion of health care cost and utilization risk, or self-funded, whereby employers assume all or a significant portion of such risks. AHP also provides administrative and claim services and, in many cases, partial insurance protection, for an appropriate fee or premium charge.

     ARS markets and services two principal types of products: financial services and life insurance.

     The financial services products include individual and group annuity contracts which offer a variety of funding and distribution options for personal and employer-sponsored retirement plans that qualify under Sections 401, 403, 408 and 457 of the Internal Revenue Code of 1986, as amended, and individual and group nonqualified annuity contracts.

     ARS's life insurance products include universal life, variable universal life, interest-sensitive whole life and term insurance. These products are offered primarily to individuals, small businesses, employer-sponsored groups and executives of Fortune 2000 companies.

     Aetna International, through subsidiaries and joint venture operations, sells primarily life insurance and financial services products in non-U.S. markets including Canada, Mexico, Taiwan, Chile, Malaysia, Hong Kong, New Zealand, Peru, Argentina and Indonesia.

     On April 2, 1996, the Company completed the previously announced sale of its property-casualty operations to an affiliate of The Travelers Insurance Group Inc. ("Travelers") for total consideration of approximately $4.1 billion.

     In connection with the approval by shareholders of the Company of the proposed merger of the Company and U.S. Healthcare pursuant to which each of the Company and U.S. Healthcare will become wholly-owned subsidiaries of Aetna, the shareholders of the Company will also be asked to approve an amendment to the Company's Certificate of Incorporation to change its name to Aetna Services, Inc. See "Aetna Inc." below.

     The principal executive offices of the Company are located at 151 Farmington Avenue, Hartford, CT 06156. The Company's telephone number is (860) 273-0123.

                                   AETNA INC.

     Aetna Inc., a Connecticut corporation, was formed by the Company and U.S. Healthcare in March 1996 in connection with the Agreement and Plan of Merger, dated as of March 30, 1996, as amended by Amendment No. 1 thereto dated as of May 30, 1996 (the "Merger Agreement"), among the Company, U.S. Healthcare, Aetna, Antelope Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of Aetna ("Aetna Sub"), and New Merger Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of Aetna ("U.S. Healthcare Sub"). Pursuant to such Merger Agreement and subject to the conditions contained therein, including the approval of the Merger Agreement by the shareholders of the Company and U.S. Healthcare at shareholder meetings to be held on July 18, 1996, Aetna Sub will be merged with and into the Company (the "Aetna Sub Merger") and U.S. Healthcare Sub will be merged with and into U.S. Healthcare (the "U.S. Healthcare Sub Merger" and, together with the Aetna Sub Merger, the "Mergers"), with the result that the Company and U.S. Healthcare will become wholly-owned subsidiaries of Aetna. Accordingly, the businesses of Aetna through its wholly-owned subsidiaries, the Company and U.S. Healthcare, initially will be the businesses currently conducted by the Company and U.S. Healthcare and their respective subsidiaries. The U.S. Healthcare Sub Merger will be accounted for under the purchase method of accounting and the Aetna Sub Merger will be treated as a reorganization with no change in the recorded amount of the Company's assets and liabilities. If approved by the shareholders of the Company and U.S. Healthcare at such meetings and if the other conditions to the Mergers set forth in the Merger Agreement are satisfied, it is currently expected that the Mergers will be consummated in the third quarter of 1996. Aetna has not conducted any business activities to date, other than those incident to its formation, its execution of the Merger Agreement and related agreements and in connection with the Mergers.

     The principal executive offices of Aetna are located at 151 Farmington Avenue, Hartford, Connecticut 06156; its telephone number is (860) 273-0123.

U.S. HEALTHCARE, INC.

     U.S. Healthcare is a Pennsylvania corporation, incorporated in 1982. U.S. Healthcare is one of the largest managed care companies in the United States. As of December 31, 1995, U.S. Healthcare's health maintenance organization ("HMO") service network included approximately 13,400 primary care physicians, 40,600 specialists, 441 hospitals and 7,000 pharmacies.

     U.S. Healthcare provides comprehensive managed health care services through HMOs it owns and operates in Pennsylvania, New Jersey, New York, Delaware, Connecticut, Massachusetts, New Hampshire, Maryland, Georgia, Virginia, Rhode Island, North Carolina, South Carolina, Ohio and the District of Columbia. The services of U.S. Healthcare's HMOs are marketed primarily to employer groups and are provided through networks of independent health care providers, including selected primary care physicians who coordinate each member's individual medical care. In addition to comprehensive primary physician care, specialist care and hospital services, U.S. Healthcare makes available home health care and other outpatient services as well as optional prescription drug, vision care and dental plans. U.S. Healthcare contracts with independent primary care physicians who are reimbursed under prospective payment arrangements.

     U.S. Healthcare's health plans consist of HMO plans and indemnity-type plans offered both on a fully-insured and an employer-funded basis. Under fully-insured health plans, U.S. Healthcare charges a premium and bears the risk for medical costs incurred. Under employer-funded health plans, U.S. Healthcare charges a fee for providing administrative services and the employer bears substantially all risk for medical costs incurred. Under fully-insured HMO plans, members receive comprehensive medical coverage in exchange for a fixed monthly premium. In addition, U.S. Healthcare also offers a number of supplemental benefit coverages to employers, either as supplements to HMO plans or as stand-alone products, including dental plans, prescription drug plans, vision plans, employee assistance programs and wellness programs.

     U.S. Healthcare offers network-based workers' compensation case management and network-based managed disability services, quality and outcome measurement and improvement programs and health care data analysis systems for providers and purchasers of health care. U.S. Healthcare provides assistance to multi-state employers by coordinating their relationships with other HMOs.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general funds and used for general corporate purposes, including the repayment of indebtedness.

               RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY

     The following table sets forth the Company's historical ratio of earnings to fixed charges for the periods indicated.

 THREE MONTHS               YEARS ENDED DECEMBER 31,
    ENDED          ------------------------------------------
MARCH 31, 1996     1995     1994     1993     1992      1991
- --------------     ----     ----     ----     ----     ------
     6.04          4.97     4.74     (a)      1.90      .54(b)

- ---------------
(a) The Company reported a pretax loss from continuing operations in 1993 which was inadequate to cover fixed charges by $1.0 billion.

(b) Earnings were inadequate to cover fixed charges by $92.0 million in 1991.

     For purposes of computing the ratio of earnings to fixed charges, "earnings" represent consolidated earnings from continuing operations before income taxes, cumulative effect adjustments and extraordinary items plus fixed charges and minority interests. "Fixed charges" consist of interest (and the portion of rental expense deemed representative of the interest factor). The Company's former property-casualty operations, sold to Travelers on April 2, 1996 and certain other operations are reflected as discontinued operations in its consolidated financial statements.

               DESCRIPTION OF DEBT SECURITIES AND DEBT GUARANTEES

     The following description sets forth certain general terms and provisions of the Debt Securities and Debt Guarantees to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and Debt Guarantees offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities and Debt Guarantees so offered will be described in the Prospectus Supplement relating to such Debt Securities and Debt Guarantees.

     The Senior Debt Securities and the Senior Debt Guarantees are to be issued under an Indenture to be dated as of July 1, 1996 (the "Senior Indenture"), between the Company, Aetna and State Street Bank and Trust Company of Connecticut, National Association, as trustee. The Subordinated Debt Securities and the Subordinated Debt Guarantees are to be issued under a separate Indenture to be dated as of July 1, 1996 (the "Subordinated Indenture"), also between the Company, Aetna and State Street Bank and Trust Company of Connecticut, National Association, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. State Street Bank and Trust Company of Connecticut, National Association is hereinafter referred to as the "Trustee." The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities, the Senior Debt Guarantees, the Subordinated Debt Guarantees and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities and the related Debt Guarantees, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the applicable Indenture. Capitalized terms not otherwise defined herein shall have the meaning given in the Indentures.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities and the Senior Debt Guarantees when issued will be unsecured and unsubordinated obligations of the Company and Aetna, respectively, and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company and Aetna, respectively. The Subordinated Debt Securities and the Subordinated Debt Guarantees when issued will be unsecured and subordinated in right of payment to the prior payment in full of all Senior Debt (as defined) of the Company and Aetna, respectively, as described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" and in the Prospectus Supplement applicable to an offering of Subordinated Debt Securities and the Subordinated Debt Guarantees.

     Reference is made to the Prospectus Supplement relating to the particular Debt Securities offered thereby (the "Offered Debt Securities") which shall set forth whether the Offered Debt Securities shall be Senior Debt Securities, guaranteed on a senior basis by Aetna pursuant to the Senior Debt Guarantees, or Subordinated Debt Securities, guaranteed on a subordinated basis by Aetna pursuant to the Subordinated Debt Guarantees, and shall further set forth the following terms of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date; (4) the date or dates on which the principal of the Offered Debt Securities will be payable; (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates; (6) whether the Offered Debt Securities will be secured; (7) the place or places where principal of (and premium, if any) and interest, if any, on Offered Debt Securities will be payable; (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed at the option of the Company pursuant to a sinking fund or otherwise; (9) if applicable, any obligation of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (11) the currency or currencies, including composite currencies or currency units, in which payment of the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities will be payable if other than the currency of the United States of America; (12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined; (13) if the principal of (or premium, if any) or interest, if any, on any of the Offered Debt Securities of the series is to be payable, at the election of the Company or a Holder thereof, in one or more currencies, including composite currencies, or currency units other than that or those in which the Debt Securities are stated to be payable, the currency, currencies, including composite currencies, or currency units in which payment of the principal of (or premium, if any) or interest, if any, on Debt Securities of such series as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (15) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the depositary for, and other terms relating to, such Global Security or Securities;
(16) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures; (17) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series, or any provision that any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series shall not be for the benefit of the Offered Debt Securities, or any combination of such covenants, warranties or provisions; (18) the guarantee of Aetna of the Debt Securities if other than as described herein; (19) any restriction or condition on the transferability of the Offered Debt Securities; (20) any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the Offered Debt Securities; and (21) any other terms of the Offered Debt Securities. (Section 301)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (Section
302) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

     Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating hereto.

     Since the Company is, and following the Mergers Aetna will be, a holding company, the rights of the Company and Aetna, respectively, and hence the right of creditors of the Company and Aetna (including the Holders of Debt Securities), to participate in any distribution of the assets of their respective subsidiaries (including in the case of Aetna following the Mergers, the Company and U.S. Healthcare), upon any such Subsidiary's liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company or Aetna, as a creditor of the subsidiary, may be recognized.

     The Indentures do not contain any provisions that limit the ability of the Company or Aetna to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or Aetna.

EVENTS OF DEFAULT AND NOTICE THEREOF

     Unless otherwise specified in the Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series: (a) failure to pay principal (including any sinking fund payment) of, or premium (if any) on, any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions); (b) failure to pay interest, if any, on any Debt Security of that series when due and such failure continues for a period of 30 days; (c) failure by the Company or Aetna to perform in any material respect any other covenant in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) continued for a period of 90 days after written notice to the Company and Aetna; (d) due acceleration (which acceleration shall not have been rescinded within 30 days after written notice to the Company and Aetna) of any indebtedness for borrowed money in a principal amount in excess of $50,000,000 for which the Company, Aetna or a Principal Subsidiary (as defined) is liable, including Debt Securities of another series (other than acceleration of Non-Recourse Debt for borrowed money which does not exceed in the aggregate 4% of Aetna's total shareholders' equity, as set forth in the most recently published audited consolidated balance sheet of Aetna), or a default by the Company, Aetna or any Principal Subsidiary in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $50,000,000 (other than default in payment at final maturity of Non-Recourse Debt which does not exceed in the aggregate 4% of Aetna's total shareholders' equity, as set forth in the most recently published audited consolidated balance sheet of Aetna) unless such acceleration or default at maturity shall be remedied or cured by the Company, Aetna or such Principal Subsidiary or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision and any acceleration relating thereto shall be rescinded; and (e) certain events of insolvency, reorganization, receivership or liquidation of the Company or Aetna. (Section 501)

     No Event of Default with respect to Debt Securities of a particular series shall necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; provided, however, that under certain circumstances the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind or annul such declaration and its consequences. (Section 502)

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     The Indentures provide that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest, if any) if it considers it in the interest of the holders of the Debt Securities to do so. (Section 602)

     The Company and Aetna will be required to furnish to the Trustee annually a statement by certain officers of the Company and Aetna as to the compliance with all conditions and covenants of the Indentures. (Section 1004)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series, and to waive certain defaults. (Sections 512 and 513)

     The Indentures provide that, in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they shall have offered to the Trustee security or indemnity in form and substance reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 603)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the same series shall have made written request, and offered indemnity to the Trustee in form and substance reasonably satisfactory to the Trustee, to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indentures may be made by the Company, Aetna and the Trustee, with the consent of the Holders of not less than a majority of aggregate principal amount of each series of the Outstanding Debt Securities issued under the Indentures which is affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of each Holder of such Debt Security affected thereby: (1) change the Stated Maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such Debt Security; (2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of an Original Issue Discount Security; (3) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security; (4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security; (5) reduce the percentage of Holders of Debt Securities necessary to modify or amend the Indentures; (6) modify or affect in any manner adverse to the interest of Holders of Debt Securities the obligation of Aetna under the Debt Guarantees in respect of the due and punctual payment of the principal of (and premium, if any) or interest on the Debt Securities, (7) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or (8) modify the foregoing requirements or reduce the percentage of Outstanding Debt Securities necessary to waive compliance with certain provisions of the Indentures or for waiver of certain defaults. (Section
902)

     The holders of at least a majority of the aggregate principal amount of the Outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company and Aetna with certain restrictive provisions of the Indentures and waive any past default under the Indentures, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 907 and 513)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures provide that the Company and Aetna, at the Company's option,
(A) will be defeased and discharged from any and all of their respective obligations with respect to such Debt Securities and the Debt Guarantees (including, in the case of Subordinated Debt Securities and Subordinated Debt Guarantees, the provisions described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" herein and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities, and to hold monies for payments in trust) ("defeasance"), or (B) will be released from their respective obligations under the Indentures concerning the restrictions described under

"Limitations on Liens on Common Stock of Principal Subsidiaries" and "Consolidation, Merger and Sale of Assets" and any other covenants applicable to such Debt Securities and the Debt Guarantees (including, in the case of the Subordinated Debt Securities and the Subordinated Debt Guarantees, the provisions described under "Subordination of Subordinated Debt Securities and Subordinated Debt Guarantees" herein) which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (c) and (d) under "Events of Default and Notice Thereof" (with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money, and/or U.S. Government Obligations (as defined) (or Foreign Government Obligations (as defined) in the case of Debt Securities denominated in foreign currencies) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee an opinion of counsel (as specified in the Indentures) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, (ii) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit (or, with respect to any event specified in clause (e) under "Events of Default and Notice Thereof", at any time on or prior to the 90th day after the date of such deposit) and (iii) in the case of Subordinated Debt Securities, (x) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt of the Company or Aetna beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Debt of the Company or Aetna shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt. (Article Twelve)

     The Company may exercise its defeasance option with respect to such Debt Securities and Debt Guarantees notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company and Aetna omit to comply with their remaining obligations with respect to such Debt Securities and Debt Guarantees under the Indentures after the exercise by the Company of its covenant defeasance option and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations (or Foreign Government Obligations in the case of Debt Securities denominated in foreign currencies) on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company and Aetna will remain liable in respect of such payments. (Article Twelve)

LIMITATIONS ON LIENS ON COMMON STOCK OF PRINCIPAL SUBSIDIARIES

     As long as any of the Debt Securities remains outstanding, Aetna will not, and will not permit any Principal Subsidiary to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary, which Common Stock is owned by Aetna, by the Company or by any Principal Subsidiary, unless the obligations of the Company under the Debt Securities and, if the Company or Aetna so elects, any other indebtedness of the Company or Aetna ranking on a parity with, or prior to, the Debt Securities or the Guarantor's obligations under the Debt Guarantees, as the case may be, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. (Section 1005)

     "Principal Subsidiary" means only Aetna Life Insurance Company, Aetna Life Insurance and Annuity Company and U.S. Healthcare and any other Subsidiary of Aetna which shall hereafter succeed by merger or otherwise to a major part of the business of one or more of the Principal Subsidiaries. The decision as to whether a Subsidiary shall have succeeded to a major part of the business of one or more of the Principal Subsidiaries shall be made in good faith by the Board of Directors of Aetna or a committee thereof by the adoption of a resolution so stating, and Aetna shall within 30 days of the date of the adoption of such resolution deliver to the Trustee a copy thereof, certified by the Corporate Secretary or an Assistant Corporate Secretary of Aetna. (Section 101)

     "Common Stock" means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Section 101)

CONSOLIDATION, MERGER AND SALE OF ASSETS; ASSUMPTION BY GUARANTOR OR SUBSIDIARY OF COMPANY OBLIGATIONS

     Neither the Company nor Aetna may consolidate with or merge into any other Person or sell its property and assets as, or substantially as, an entirety to any Person and neither the Company nor Aetna may permit any Person to merge into or consolidate with the Company or Aetna, as the case may be, unless (i) either the Company or Aetna, as the case may be, will be the resulting or surviving entity or any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's or Aetna's obligations on the Debt Securities or the Debt Guarantees, as applicable, under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. (Section 801)

     Aetna or any Subsidiary of Aetna may, where permitted by law, assume the obligations of the Company for the due and punctual payment of the principal of (premium, if any) and interest on and any other payments with respect to the Debt Securities of any series and the performance of every covenant of the Indenture and the Debt Securities on the part of Company to be performed or observed if (i) Aetna or such Subsidiary, as the case may be, shall expressly assume such obligations by a supplemental indenture, in form reasonably satisfactory to the Trustee, and, if such Subsidiary assumed such obligations, Aetna shall, by such supplemental indenture, confirm that its Debt Guarantees with respect to the Debt Securities of such series shall apply to such Subsidiary's obligations under the Debt Securities of such series and the Indenture; (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and (iii) certain other conditions are met. (Section 803).

SUBORDINATION OF SUBORDINATED DEBT SECURITIES AND SUBORDINATED DEBT GUARANTEES

     Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities and Subordinated Debt Guarantees.

     The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt of the Company, including the Senior Debt Securities, and the Subordinated Debt Guarantees will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt of Aetna, including the Senior Debt Guarantees. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company or Aetna, as the case may be, the holders of Senior Debt of the Company or Aetna, as the case may be, will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt of the Company or Aetna, as the case may be, before the holders of the Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture Sections 1402 and 1602)

     By reason of such subordination, in the event of liquidation or insolvency,
(i) creditors of the Company who are not holders of Senior Debt of the Company or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt of the Company and may recover more, ratably, than the holders of the Subordinated Debt Securities and (ii) creditors of Aetna who are not holders of Senior Debt of Aetna or Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt of Aetna and may recover more, ratably, than holders of Subordinated Debt Securities.

     In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Debt of the Company and Aetna outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture Sections 1403 and 1603)

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt of the Company or Aetna, or an event of default with respect to any Senior Debt of the Company or Aetna resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Subordinated Indenture Sections 1404 and 1604)

     "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable) with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise. (Subordinated Indenture Section 101)

     "Senior Debt" means with respect to any Person the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt of such Person, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities, in the case of the Company, or the Subordinated Debt Guarantees, in the case of Aetna, or to other Debt of such Person which is pari passu with, or subordinated to the Subordinated Debt Securities, in the case of the Company, or the Subordinated Debt Guarantees, in the case of Aetna; provided, however, that Senior Debt shall be deemed not to include (i) in the case of the Company, the Subordinated Debt Securities or (ii) in the case of Aetna, the Subordinated Debt Guarantees. (Subordinated Indenture
Section 101)

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt of the Company or Aetna, which may include indebtedness that is senior to the Subordinated Debt Securities and the Subordinated Debt Guarantees, but subordinate to other obligations of the Company or Aetna, respectively. The Senior Debt Securities and the Senior Debt Guarantees, when issued, will constitute Senior Debt of the Company and Aetna, respectively.

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series or the Subordinated Debt Guarantees with respect thereto.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee for such Depositary and except in the circumstances described in the applicable Prospectus Supplement. (Sections 204 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security and a description of the Depositary will be contained in the applicable Prospectus Supplement.

THE TRUSTEE

     The Indentures contain limitations on the right of the Trustee, as a creditor of the Company and Aetna, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indentures it is a creditor of the Company or Aetna.

     The Trustee or its affiliates act as depositary for funds of, makes loans to and performs other services for, or may be a customer of, the Company and Aetna in the ordinary course of business.

GOVERNING LAW

     The Indentures are governed by and shall be construed in accordance with the laws of the State of New York, but without regard to principles of conflicts of laws.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to one or more underwriters for public offering and sale by them or may sell Debt Securities to investors or other persons directly or through agents. The Company may sell Debt Securities as soon as practicable after effectiveness of the Registration Statement, provided that favorable market conditions exist. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or at prices related to prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize firms acting as the Company's agents to offer and sell the Debt Securities upon the terms and conditions as shall be set forth in any Prospectus Supplement. In connection with the sale of Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company and Aetna, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company and Aetna in the ordinary course of business.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount specified in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(ii) if the Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters such amount specified in the applicable Prospectus Supplement. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

     The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for the Debt Securities.

                           VALIDITY OF THE SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities and the Debt Guarantees offered hereby will be passed upon for the Company and Aetna, respectively, by Thomas J. Calvocoressi, counsel to the Company and Aetna, and Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, and for any agents or underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Davis Polk & Wardwell and Sullivan & Cromwell will rely upon the opinion of Thomas J. Calvocoressi as to certain matters governed by Connecticut law. As of May 31, 1996 and giving effect to the Mergers, Thomas J. Calvocoressi beneficially owned 558 shares, and had options to purchase 21,250 shares, of Aetna's Common Stock.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company and Subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 which are incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 consolidated financial statements of the Company and Subsidiaries refers to the Company's changes in 1993 in its method of accounting for certain investments in debt and equity securities, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts.

     The Consolidated Balance Sheet of Aetna Inc. as of April 22, 1996 which is included in the Company's Current Report on Form 8-K, dated June 28, 1996, has been incorporated in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information of the Company incorporated by reference in this Prospectus and of the Company and Aetna to be incorporated by reference in this Prospectus, the independent certified public accountants have reported and may report that they applied limited procedures in accordance with professional standards for a review of such information. However, any separate report included in the Company's or Aetna's Quarterly Reports on Form 10-Q and incorporated by reference herein states and will state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on any report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for any report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of U.S. Healthcare, Inc. incorporated by reference in U.S. Healthcare, Inc.'s Annual Report on Form 10-K, as amended, for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered. Except for the SEC Registration Fee, all amounts shown are estimates.

    SEC Registration Fee...................................................    $  500,000
    Accounting Fees and Expenses...........................................       120,000
    Legal Fees and Expenses................................................       200,000
    Blue Sky Fees and Expenses.............................................        75,000
    Printing and Engraving Expenses........................................        80,000
    Trustee's Fees and Expenses............................................        27,500
    Rating Agency Fees.....................................................       500,000
    Miscellaneous..........................................................        22,500
                                                                                   ------
              Total........................................................    $1,525,000
                                                                                   ======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrants are Connecticut corporations. Section 33-320a of the Connecticut General Statutes ("C.G.S.") provides that a Connecticut corporation shall, under certain circumstances, indemnify its shareholders, directors, officers, employees, agents and certain other persons.

     Subsection (b) of C.G.S. Section 33-320a provides that a corporation shall indemnify any director or officer of the corporation or an eligible outside party, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually incurred by such person in connection with such action, suit or proceeding, provided (1) that such person was successful on the merits in the defense of such action, suit or proceeding, or (2) that it shall be concluded that such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such person had no reason to believe his or her conduct was unlawful, or (3) a court shall have determined that in view of all the circumstances, such person is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine; except that, in connection with an alleged claim based upon the purchase or sale of securities, the corporation shall only indemnify such person after a court shall have determined that in view of all the circumstances, he or she is fairly and reasonably entitled to be indemnified, and then for such amount as the court shall determine.

     Subsection (c) of C.G.S. Section 33-320a provides that, where a director or officer was or is a party or was threatened to be made a party to a proceeding by or in the right of the corporation, the corporation shall indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the proceeding or any appeal therein, in relation to matters as to which he or she is finally adjudged not to have breached his or her duty to the corporation. The corporation shall also indemnify a director or officer if a court determines that in view of all the circumstances, such person is fairly and reasonably entitled to be indemnified; however, in such a situation, the individual shall only be indemnified for such amount as the court determines to be appropriate. Furthermore, the statute provides that the corporation shall not indemnify a director or officer for amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a threatened or pending action, with or without court approval, or for expenses incurred in defending a threatened action or a pending action which is settled or otherwise disposed of without court approval.

     C.G.S. Section 33-320a is an exclusive statute. A corporation cannot indemnify a director or officer to an extent either greater or less than that authorized by the statute; provided, however, that the statute specifically authorizes a corporation to procure insurance providing greater indemnification rights than those set out in C.G.S. Section 33-320a.

     Consistent with the statute, Aetna Life and Casualty Company has procured, and Aetna Inc. intends to procure, insurance from several carriers for their respective directors and officers which supplements the indemnification rights provided to those individuals by C.G.S. Section 33-320a. Unlike the statute, these policies do not require an after-the-fact determination of good faith in order for the insured director or officer to receive the benefits provided under the policies nor do they require affirmative judicial or corporate action as a prerequisite to the insurance company's duty to defend (and pay for the defense of) the insured director or officer under the policies. Furthermore, the insurance policies cover or will cover directors and officers for any acts not specifically excluded for which the director or officer is not eligible for indemnification under C.G.S. Section 33-320a to the extent such coverage does not violate public policy.

     As permitted under Connecticut law, the Registrants' Certificates of Incorporation limit the personal liability of directors for monetary damages to the Registrants and their respective shareholders for a breach of their fiduciary duty as directors to the amount of their compensation for serving the applicable Registrant as directors during the year of the violation. These provisions do not eliminate the liability of a director if such breach (i) involved a knowing and culpable violation of law by the director, (ii) enabled the director or an associate (as defined) to receive an improper personal gain,
(iii) showed a lack of good faith and a conscious disregard for the duty of the director to the Registrants under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Registrants, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the Registrants or (v) created liability under C.G.S. Section 33-321 (relating to the distribution of assets of the Registrants, whether by dividend, purchase or redemption of shares or otherwise, in violation of the Connecticut corporation law).

     Reference is made to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement for certain provisions relating to the indemnification of directors and officers of Aetna and the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS.

       1.1   --  Form of Underwriting Agreement for Debt Securities
       4.1   --  Form of Senior Indenture between the Company, Aetna and State Street Bank and
                   Trust Company of Connecticut, National Association, as Trustee (including the forms of the Senior Debt Securities and Senior Debt Guarantees)
       4.2   --  Form of Subordinated Indenture between the Company, Aetna and State Street
                   Bank and Trust Company of Connecticut, National Association, as Trustee
                   (including the forms of the Subordinated Debt Securities and Subordinated
                   Debt Guarantees)
       5.1   --  Opinion of Thomas J. Calvocoressi, counsel to the Company and Aetna
       5.2   --  Opinion of Davis Polk & Wardwell
      12.1   --  Computation of Ratio of Earnings to Fixed Charges of the Company incorporated by reference to Exhibit 12 of the Company's Quarterly Report on Form 10-Q
                   for the three month period ended March 31, 1996, as filed on April 26, 1996.
      15.1   --  Letter from KPMG Peat Marwick LLP re: Unaudited Interim Financial Information
      23.1   --  Consent of Thomas J. Calvocoressi (contained in Exhibit 5.1)
      23.2   --  Consent of Davis Polk & Wardwell (contained in Exhibit 5.2)
      23.3   --  Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company
      23.4   --  Consent of KPMG Peat Marwick LLP re: Aetna Inc.
      23.5   --  Consent of Ernst & Young LLP

      24.1   --  Powers of Attorney for the Company
      24.2   --  Powers of Attorney for Aetna
      25.1   --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                   State Street Bank and Trust Company of Connecticut, National Association, as
                   Trustee under the Senior Indenture
      25.2   --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of
                   State Street Bank and Trust Company of Connecticut, National Association, as
                   Trustee under the Subordinated Indenture
      28     --  Information from Reports Furnished to State Insurance Regulatory Authorities;
                   incorporated herein by reference to Exhibit 28 of the Company's 1995 Form
                   10-K, filed on February 26, 1996 (File No. 1-5704)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Aetna or the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of Aetna's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (6) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

          (7) Insofar as indemnification (other than pursuant to the insurance described in Item 15 above) for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Aetna Life and Casualty Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on June 28, 1996.

                                          AETNA LIFE AND CASUALTY COMPANY

                                          By /s/  RICHARD L. HUBER

                                            ------------------------------------
                                            Name: Richard L. Huber
                                            Title: Vice Chairman for Strategy
                                             and Finance

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Aetna Life and Casualty Company in the capacities indicated on June 28, 1996.

                   SIGNATURE                                         TITLE
- -----------------------------------------------   --------------------------------------------
                       *                                Chairman, President and Director
- -----------------------------------------------          (Principal Executive Officer)
               Ronald E. Compton

- -----------------------------------------------                     Director
             William H. Donaldson

                       *                                            Director
- -----------------------------------------------
           Barbara Hackman Franklin

                       *                                            Director
- -----------------------------------------------
                Earl G. Graves

                       *                                            Director
- -----------------------------------------------
               Gerald Greenwald

- -----------------------------------------------                     Director
               Ellen M. Hancock

- -----------------------------------------------                     Director
               Michael H. Jordan

                       *                                            Director
- -----------------------------------------------
                Jack D. Kuehler

                       *                                            Director
- -----------------------------------------------
             Frank R. O'Keefe, Jr.

                   SIGNATURE                                         TITLE
- -----------------------------------------------   --------------------------------------------
- -----------------------------------------------                     Director
                 Judith Rodin

                       *                             Vice Chairman for Strategy and Finance
- -----------------------------------------------          (Principal Financial Officer)
               Richard L. Huber

                       *                            Vice President and Corporate Controller
- -----------------------------------------------                   (Controller)
                Robert J. Price

       *By      /s/  WILLIAM J. CASAZZA
- -----------------------------------------------
              (Attorney-in-Fact)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Aetna Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on June 28, 1996.

                                          AETNA INC.

                                          By /s/  RICHARD L. HUBER

                                            ------------------------------------
                                            Name: Richard L. Huber
                                            Title: Vice Chairman for Strategy
                                             and Finance

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following officers and directors of Aetna Inc. in the capacities indicated on June 28, 1996.

                   SIGNATURE                                         TITLE
- -----------------------------------------------   --------------------------------------------
                       *                                Chairman, President and Director
- -----------------------------------------------          (Principal Executive Officer)
               Ronald E. Compton
                       *                                   Vice Chairman for Strategy
- -----------------------------------------------             and Finance and Director
               Richard L. Huber                   (Principal Financial and Accounting Officer)
                       *                                            Director
- -----------------------------------------------
            James H. Dickerson, Jr.

- -----------------------------------------------                     Director
                David F. Simon


*By      /s/  WILLIAM J. CASAZZA
- -----------------------------------------------
(Attorney-in-Fact)

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                           DESCRIPTION
- ------         --------------------------------------------------------------------------------
   1.1     --  Form of Underwriting Agreement for Debt Securities
   4.1     --  Form of Senior Indenture between the Company, Aetna and State Street Bank and
               Trust Company of Connecticut, National Association, as Trustee (including the forms of the Senior Debt Securities and Senior Debt Guarantees)
   4.2     --  Form of Subordinated Indenture between the Company, Aetna and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (including the forms of the Subordinated Debt Securities and Subordinated Debt Guarantees)
   5.1     --  Opinion of Thomas J. Calvocoressi, counsel to the Company and Aetna
   5.2     --  Opinion of Davis Polk & Wardwell
  12.1     --  Computation of Ratio of Earnings to Fixed Charges of the Company incorporated by reference to Exhibit 12 of the Company's Quarterly Report on Form 10-Q for the
               three month period ended March 31, 1996, as filed on April 26, 1996
  15.1     --  Letter from KPMG Peat Marwick LLP re: Unaudited Interim Financial Information
  23.1     --  Consent of Thomas J. Calvocoressi (contained in Exhibit 5.1)
  23.2     --  Consent of Davis Polk & Wardwell (contained in Exhibit 5.2)
  23.3     --  Consent of KPMG Peat Marwick LLP re: Aetna Life and Casualty Company
  23.4     --  Consent of KPMG Peat Marwick LLP re: Aetna Inc.
  23.5     --  Consent of Ernst & Young LLP
  24.1     --  Powers of Attorney for the Company
  24.2     --  Powers of Attorney for Aetna
  25.1     --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of State
               Street Bank and Trust Company of Connecticut, National Association, as Trustee
               under the Senior Indenture
  25.2     --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of State
               Street Bank and Trust Company of Connecticut, National Association, as Trustee
               under the Subordinated Indenture
    28     --  Information from Reports Furnished to State Insurance Regulatory Authorities;
               incorporated herein by reference to Exhibit 28 of the Company's 1995 Form 10-K, filed on February 26, 1996 (File No. 1-5704)